Exhibit (j)(35) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 197 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our report, dated June 25, 2018, on Federated Intermediate Corporate Bond Fund (one of the portfolios constituting Federated Income Securities Trust) included in the Annual Shareholder Report for the fiscal year ended April 30, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 25, 2018